Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avolon Investments S.à r.l.

We consent to the use of our report dated June 9, 2014, with respect to the consolidated balance sheets of Avolon Investments S.à r.l. as of December 31, 2012 and 2013, and the related consolidated statements of comprehensive income (operations), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Dublin, Ireland

December 1, 2014